Calculation of Filing Fee Tables
S-8
Archer-Daniels-Midland Co
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value	Other	9,000,000	$ 77.55	$ 697,950,000.00	0.000087	$ 60,721.65
Total Offering Amounts:						$ 697,950,000.00		$ 60,721.65
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 60,721.65
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the registrant's common stock, no par value (the "Common Stock"), that become issuable under the Archer-Daniels-Midland Company 2020 Incentive Compensation Plan, as amended May 7, 2026 (as amended, the "Plan"), by reason of any stock splits, stock dividends, or other similar transactions pursuant to the anti-dilution provisions of the Plan. (2) Represents 9,000,000 shares of Common Stock that were added to the number of shares authorized for issuance under the Plan upon stockholder approval of the amendment to the Plan on May 7, 2026. (3) Estimated in accordance with Rule 457(c) and (h) of the Securities Act. Such computation is based on the average of the high and low prices as reported on the New York Stock Exchange on October 28, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources